Exhibit 99

UMH PROPERTIES, INC. ACQUIRES NEWLY DEVELOPED COMMUNITY IN FLORIDA

FREEHOLD, NJ, December 23, 2022........ UMH Properties, Inc. (NYSE: UMH) closed, through its joint venture, on the acquisition of a newly developed all-age, manufactured home community located in Sebring, Florida for a total purchase price of $15.1 million. This community contains 144 developed homesites. It is situated on approximately 20 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are happy to announce the acquisition of Rum Runner, our second newly developed manufactured housing community through our joint venture with Nuveen Real Estate. This is a high-quality community, located in Sebring, with a clubhouse, fitness center, dog park, bocce ball, shuffleboard, pickleball, pool and more. We are pleased with our performance at Sebring Square and anticipate strong demand at this location as well. We continue to make progress building a high-quality portfolio of newly developed manufactured housing communities through our joint venture. Nuveen Real Estate has been an excellent partner and we look forward to growing this partnership.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 134 manufactured home communities with approximately 25,600 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also owns and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

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Contact: Nelli Madden

732-577-9997